EXHIBIT 99.1

PRESS RELEASE

WorldGate Positioned for Growth with Announcement of Industry Luminaries to
New Board of Directors and Senior Management Changes

Industry Leaders Anthony Cassara, Rich Nespola, and Geoffrey Boyd
join Robert Stevanovski, David Stevanovski and Greg Provenzano as Directors.

TREVOSE, Pa. & CONCORD, N.C.--(BUSINESS WIRE)--WorldGate Communications, Inc. (OTCBB – WGAT.OB), a leading provider of next-generation video phone solutions announced it has recruited a team of telecommunication industry luminaries for its board of directors. Anthony Cassara, President of Cassara Management Group Inc.; Richard Nespola, Chairman and CEO of The Management Network Group Inc.; and Geoffrey Boyd, former CFO of Eschelon Telecom have joined Robert Stevanovski, Chairman and Co-Founder of ACN and New Chairman of WorldGate, along with David Stevanovski, Chief Operating Officer of ACN, and Greg Provenzano, President and Co-Founder of ACN, on the company’s board of directors effective immediately.
“We are putting together a dream board,” Mr. Robert Stevanovski said. “A leading group of telecommunications executives that have extensive relationships with many of the world’s top communication companies, along with a broad spectrum of industry experience and proven track records growing start-ups and small companies into large, highly profitable companies. They share our vision for WorldGate -- To bring innovative video technology to customers around the world and the commitment to build long-term shareholder value.”

As part of the transition to the new WorldGate, Harold M. Krisbergh has resigned his position as Chief Executive Officer and Randall J. Gort has resigned his position as General Counsel. Mr. Krisbergh has also resigned as a member of the Company’s Board of Directors. “WorldGate continues to have a great opportunity to lead the video phone industry because of Hal’s vision and it is a position that we believe WorldGate will strengthen as we move forward,” said Mr. Stevanovski.

Mr. Krisbergh commented, “The last fourteen years at WorldGate has been a rewarding experience for me, both personally and professionally. The talented and dedicated people of WorldGate have built a strong brand in the video phone market and under the Company’s new leadership, are well positioned for a successful future.”

“These moves are only the beginning,” said Mr. Stevanovski. “We are actively working to expand our current team by bringing in another new board member, a new CEO, a new sales and marketing leader, a new in-house general counsel and additional engineering resources. Many of these changes are in progress and are expected to be announced over the next 30 days. We are also actively looking for new office space very close to our current WorldGate headquarters in the Tevose area, to ensure our engineering team has the necessary capacity for today’s requirements and our future growth. These are exciting times at WorldGate as we position ourselves for the next generation of video telephony.”

New Board Member Biographies

Anthony Cassara
Mr. Cassara has 30 years of management experience in the telecommunications industry. He currently serves as President of Cassara Management Group, Inc., a privately held business counseling practice focused on the telecommunications industry. Prior to founding Cassara Management Group, Mr. Cassara was President of the Carrier Services division at Frontier Corporation and later at Global Crossing. With worldwide responsibility for this $2 billion operating unit, he directed the wholesale carrier business on a global basis. During his 16 years with Frontier and Global Crossing, Mr. Cassara held many executive positions in various domestic and international business units. These included being the President of the United Kingdom operation, as well as President of Rochester Telephone Corporation. In addition, he has served as Chairman of the Board for CompTel (a telecommunications industry trade organization). Mr. Cassara earned a bachelor's degree in business administration from the State University of New York at Plattsburgh, and a master's degree in business administration with a concentration in finance from Boston College.

Richard P. Nespola
Mr. Nespola is Chairman and CEO of The Management Network Group Inc. (TMNG Global), a NASDAQ listed company providing strategic, management and operations consulting services to the telecom, media and entertainment industries. Prior to the business combination forming One Communications, he served on the board of Choice One Communications and currently serves on the board of directors of One Communications. Mr. Nespola founded TMNG in 1990, and in November 1999 took the company public. Prior thereto he held executive management positions at MCI and Sprint where he had responsibility for strategy, carrier operations, product development, and regulatory processes. Mr. Nespola has Bachelor of Arts and Master of Business Administration degrees from Long Island University.

Geoffrey Boyd
Mr. Boyd has over 17 years of experience in telecommunications. He is currently working with an early stage competitive telecommunications company that provides WiMax-based local, long distance and internet services in Eastern Europe. From 2000 to 2007 he was Chief Financial Officer of Eschelon Telecom and was instrumental in helping to grow the company from approximately $40 million in revenue to over $345 million. From 1997 to 2000 Mr. Boyd served in a variety of executive roles at Dobson Communications, one of the largest rural cellular telephone providers in the United States. From 1995 to 1997 Mr. Boyd was a Vice President in charge of business development at MLC Industries, a company with cellular telephone and paging operations in the United States and South America. Mr. Boyd began his career working in telecommunications finance at CoreStates Bank. He graduated from Dartmouth College in 1989.

Information about WorldGate Communications can be found at www.wgate.com.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

WorldGate
Jim McLoughlin, 215-354-5455
jmcloughlin@wgate.com